500 Laurel St. Baton Rouge, LA 70801 P: 225.248.7600	Exhibit 99.1

FOR IMMEDIATE RELEASE October 28, 2025	Misty Albrecht b1BANK 225.286.7879 Misty.Albrecht@b1BANK.com

Business First Bancshares, Inc. Announces Stock Repurchase Program

BATON ROUGE, La. – October 28, 2025 – Business First Bancshares, Inc. (Nasdaq: BFST) (“Business First”), the holding company for b1BANK, announced today that its Board of Directors has approved a stock repurchase program authorizing the company to repurchase shares of its common stock with an aggregate purchase price of up to $30 million during the 24-month period beginning Oct. 28, 2025, and ending Oct. 28, 2027.

Repurchases may be made from time to time in the open market in accordance with Rule 10b-18 of the Securities and Exchange Commission or through privately negotiated transactions at prices management considers to be attractive and in the best interests of Business First and its shareholders.

Any repurchases will be conducted in compliance with applicable laws and regulations and will depend on general market and economic conditions, the financial and regulatory condition of Business First and b1BANK, liquidity requirements and other factors management considers relevant. The program does not obligate Business First to repurchase shares of its common stock, and there is no assurance that it will do so. The program may be modified, suspended or terminated at any time at the discretion of the Board.

About Business First Bancshares, Inc.

As of September 30, 2025, Business First Bancshares, Inc. (Nasdaq: BFST), through its banking subsidiary b1BANK, has $8.0 billion in assets and $5.7 billion in assets under management through b1BANK’s affiliate Smith Shellnut Wilson LLC (SSW), excluding $0.9 billion of b1BANK assets managed by SSW. b1BANK operates banking centers and loan production offices in markets across Louisiana and Texas, providing commercial and personal banking products and services. b1BANK is a 2024 Mastercard “Innovation Award” winner and multiyear winner of American Banker Magazine’s “Best Banks to Work For.” Visit b1BANK.com for more information.

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